Exhibit 99.4

AMENDED STOCK PURCHASE AGREEMENT

This Amended Stock Purchase Agreement (“Amendment”) is made and entered into effective June 30, 2011  by and among SecureAlert, Inc., a Utah corporation (the "Buyer"), and Gary Bengtson (“Bengtson”), the “Seller”.  The Buyer and the Seller are referred to collectively herein as the "Parties."

RECITALS:

A.       Buyer and Seller entered into a Stock Purchase Agreement effective as of December 1, 2007 (as thereafter amended and supplemented by the Extensions, as defined below, the “Purchase Agreement”).

B.       The Purchase Agreement was amended and extended by agreements effective March 1, 2009, April 1, 2010, April 23, 2011 and May 23, 2011 (the “Extensions”).

C.       Pursuant to the Purchase Agreement and subsequent Extensions, Buyer acquired from Seller and Larry and Sue Gardner and Gary Shelton 53.145% of the issued and outstanding capital stock of MM&S.

D.       The Parties desire to supplement and amend the Purchase Agreement by finalizing Buyer’s exercise of the Buyer’s Option granted under the Purchase Agreement and subsequent Extensions and/or amendments, and completing Buyer’s purchase of the MM&S shares held by the Seller, by superseding and terminating any and all other previous agreements, understandings, obligations and/or amendments, either written or verbal, as of the execution of this final Amendment.

E.       The Seller desires to sell and the Buyer desires to purchase the remaining capital stock of MM&S held by Bengtson (the “Remaining shares”), which is calculated to be 15.6183333% of the outstanding capital stock of MM&S of the issued and outstanding capital stock of MM&S, on the terms contained in this Amendment.

NOW THEREFORE, in consideration of the understandings and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1           Defined Terms.  Except as otherwise indicated herein, the capitalized terms in this Amendment will have the same meaning as defined within the Purchase Agreement.  If there is any conflict between the meaning of a defined term in this Amendment and in the Purchase Agreement, the term as used in this Amendment shall take precedence.

ARTICLE 2
PURCHASE AND SALE OF SHARES

2.1           Purchase Price.  Buyer hereby purchases and the Seller hereby sells to Buyer the Remaining Shares held by Seller (the “Shares”).  The Parties agree that the purchase price for the Shares (the “Closing Purchase Price”) shall be specified and paid as follows:

(A)           Buyer shall pay to Seller, $100,000 as indicated below:

July 15, 2011	$50,000
August 15, 2011	$50,000

(B)
$200,000 in cash shall be paid to Seller in eight (8) equal quarterly installments of $25,000, each installment to be paid October 10, 2011, January 10, 2012, April 10, 2012, July 10, 2012, October 10, 2012, January 10, 2013, April 10, 2013, and July 10, 2013.

(C)	Buyer shall issue to Seller 600,000 shares of restricted common stock of Buyer (the “Buyer’s Shares”) within thirty (30) calendar days of execution of this Amendment.

2.2           Purchase and Sale of the Shares.

(A)           Purchase of Shares.  In consideration of the payment of the Purchase Price set forth in Section 2.1, above, Buyer shall purchase from Seller, and the Seller shall sell, convey, assign, transfer and deliver to Buyer, all of their respective Shares, free and clear of any lien and restriction on transfer.  Seller hereby represents and warrants to Buyer that the Shares represent all of the issued and outstanding shares of the capital stock of MM&S held by or within his control, and that there are no outstanding options, warrants, notes, or other instruments related to the issuance of any shares of common stock or other capital stock of MM&S.  Seller shall deliver all the Shares to the Buyer by July 15, 2011.

2.3           Closing.

(A)           Closing Date.  The Closing of the sale and purchase of the Shares (the “Closing”) will occur at the offices of the Buyer at 5:00 p.m. on Thursday, June 30, 2011; provided, however, that the Parties may, by mutual written consent, set the date and location of Closing at such other time and place as they may mutually desire without further amendment to this Agreement.

(B)           Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer (a) stock certificates representing all of the Shares, provided, however, that the Buyer’s Shares shall be delivered on or before August 15, 2011.

ARTICLE 3
BREACH AND CURE PROVISION

In addition to the remedies for breach contained in the Purchase Agreement, in the event Buyer fails to timely make a payment to Seller under Section 2.1(B) above, or breaches any term of an Employment Agreement between the parties dated June 30, 2011, the following shall apply:

3.1           Cure Period.  Buyer shall have fifteen (15) days from the original due date to cure any delinquency under this Amendment.

3.2           Interest and Penalties.  In the event a breach remains uncured for more than fifteen (15) days from the date upon which payment was originally due, the delinquent payment shall bear interest at the rate of 1.5 percent per month (18% per annum) from the due date until payment is received by Seller.

3.3           Fees.  In the event of litigation brought by Seller to enforce their rights to payment under this Amendment, Buyer shall reimburse the Seller for all reasonable attorney fees and costs actually incurred in connection with Buyer’s breach of this Amendment.

3.4           Acceleration.  In the event that any payment under Sections 2.1(A)(B) are delinquent, the payment due date for each unpaid payment(s) shall accelerate ninety (90) days despite the Buyer curing any and all delinquent amount(s).

ARTICLE 4
REMAINING TERMS AND CONDITIONS

4.1          Remaining Conditions and Agreements to Continue in Effect.  The Parties agree that except where expressly modified or amended by this Amendment, all of the terms, conditions, agreements and understandings as set forth in the Purchase Agreement shall remain in full force and effect as to the Seller and Buyer.  Notwithstanding the foregoing, Section 7.6 of the Purchase Agreement shall have no further force and effect.

               4.2            Covenant Not to Compete.  For a period of two (2) years following the receipt of the final payment to Seller under Section 2.1(B), above, and as additional consideration for such payments, Seller, covenant and agree that they shall not compete in any way with the Buyer, its subsidiaries and/or affiliated business interests, and none of them shall solicit, recruit or induce to action any customers, suppliers, partners and/or employees of the Buyer or its affiliates and subsidiaries in any way adverse to the interests of Buyer.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective June 30, 2011.

SECUREALERT, INC.

By:	/s/ John L. Hastings, III
John L. Hastings, III
Title:	President & Chief Operating Officer

By:	/s/ Chad D. Olsen
Chad D. Olsen
Title:	Chief Financial Officer

MIDWEST MONITORING AND SURVEILLANCE, INC.

By:	/s/ Gary Bengtson
Gary Bengtson